Exhibit 99.1

For Immediate Release

American Axle & Manufacturing Announces Secondary Offering

Detroit, Michigan, December 3, 2003 — American Axle & Manufacturing Holdings, Inc. (AAM), which is traded as AXL on the NYSE, announced that yesterday, after the markets closed, Blackstone Capital Partners II Merchant Banking Fund L.P. and its affiliates (Blackstone) agreed to sell 6,510,992 shares of common stock to Credit Suisse First Boston. AAM expects the shares to be resold in an underwritten public offering at a price to be determined by Credit Suisse First Boston. Blackstone is expected to complete the sale and deliver the shares to the underwriter on December 8, 2003, thus completing Blackstone’s planned orderly exit strategy of its investment in AAM.

A registration statement relating to these securities was filed and declared effective by the Securities and Exchange Commission on January 17, 2003.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement, copies of which may be obtained from Credit Suisse First Boston LLC, Prospectus Department, One Madison Avenue, New York, NY 10010 (telephone no. 212-325-2580).

AAM is a world leader in the manufacture, engineering, design and validation of driveline systems and related components and modules, chassis systems and forged products for light trucks, sport utility vehicles and passenger cars. In addition to its 14 locations in the United States (in Michigan, New York and Ohio), AAM also has offices and facilities in Brazil, England, Germany, Japan, Mexico and Scotland.

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For more information:

Media relations contact:	Investor relations contact:
Carrie L.P. Gray	Richard F. (Rick) Dauch
Director, Corporate Relations	Vice President Investor Relations
(313) 758-4880	(313) 758-4767
grayc@aam.com	dauchrf@aam.com

Or visit the AAM website at www.aam.com